Exhibit 2.1

Press Release

Available for Immediate Publication: September 21, 2012

FNB Bancorp Completes Previously Announced Acquisition of Oceanic Bank Holding, Inc.

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

Today FNB Bancorp completed its acquisition of Oceanic Bank Holding, Inc. the sole shareholder of Oceanic Bank. Also completed today was the merger of Oceanic Bank into First National Bank of Northern California. Beginning on Monday, September 24, 2012, all the branch offices that were Oceanic Bank offices will be opened under the name of First National Bank of Northern California.

Final bank regulatory approvals necessary for consummation of this acquisition were received by FNB Bancorp on September 18, 2012, and the closing of the stock purchase occurred on September 21, 2012. This acquisition was structured as an all cash purchase based on an agreed purchase price of $27,750,000.

The financial statements and pro forma financial information in regard to this acquisition will be reported to the Securities and Exchange Commission as soon as practicable hereafter by the filing of an amended Form 8-K.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.